Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

First Citizens BancShares, Inc.

Raleigh, North Carolina

We consent to the use of our reports dated February 26, 2014, with respect to the consolidated financial statements of First Citizens BancShares, Inc. and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 21013, incorporated herein by reference and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

August 6, 2014